Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by the Schedule 13D need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Heska Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: July 6, 2015

CMC MASTER FUND, L.P.

By: CMC Master Fund Partners, LLC, its general partner

By:	/s/ Fernando Sucre
Name: Fernando Sucre
Title: Senior Vice President and CFO

CMC MASTER FUND PARTNERS, LLC

By:	/s/ Fernando Sucre
Name: Fernando Sucre
Title: Senior Vice President and CFO